Exhibit 10.1

Confidential Treatment Requested by Innophos Holdings, Inc.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

PURIFIED PHOSPHORIC ACID (PPA) SUPPLY CONTRACT

This SUPPLY CONTRACT (including the General Terms and Conditions and each exhibit attached hereto, this “Contract”), dated as of January 1, 2018 (the “Effective Date”), is entered into by and between Innophos, Inc., a Delaware corporation (File No. 3829471) (the “Buyer”), EURO MAROC PHOSPHORE (Emaphos), a joint venture incorporated under the laws of Morocco and having its registered office at 2 Rue Al Abtal, Hay Erraha, 20200 Casablanca, Morocco (Registration No. 82423) (the “Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and together as the “Parties.”

1.

Term of Agreement: The t erm of this Contract shall commence on the Effective Date and run through December 31, 2019 (the “Initial Term”), provided that the Term may be extended for additional one-year periods by Buyer upon written notice to Seller for approval at least ninety (90) days prior to the then current termination date (such additional one-year periods, together with the Initial Term, the “Term”). Either Party may terminate this Contract after the Initial Term upon one (1) year’s notice to the other Party.

2.

Product: The Seller agrees to sell to Buyer, and the Buyer agrees to purchase from Seller, food grade Purified Wet Phosphoric acid (PPA) (the “Product”) upon the terms and conditions set forth in this Contract.

3.	Specifications: See Exhibit A (the “Specifications”).

4.	Pricing: (i) The price for Product meeting the Specifications for Q1 2018 is: [***] US Dollars (US$ [***]) per metric ton of P2O5 included in the Product.

(ii) Pricing will be negotiated quarterly for the Initial Term. The Parties shall discuss pricing for the subsequent quarter at least thirty (30) days prior to the start of such quarter. If no agreement is reached, the price for the quarter will be based on the formula outlined in Exhibit B.

5.	Delivery Terms: FOB (Incoterms 2010), Jorf Lasfar Port (Morocco)

6.	Payment Terms: Net 30 days

7.

Volumes: Buyer may purchase Products from time to time by issuing one or more purchase orders to Seller.    Each such purchase order shall be governed by the terms of this Contract (unless the Parties expressly agree in writing otherwise).

Buyer’s estimate of its annual volume requirements of Products is approximately [***] metric tons of P2O5 (5% MOLOO) included in Product per year during the Initial Term. Buyer will provide an estimate of its estimated annual Product volume requirements for each subsequent year during the Term at least ninety (90) days prior to the start of each such year (to be sent no later than October for budget purposes). The Seller will confirm to Buyer the feasibility of the requirement within thirty (30) days of its receipt of Buyer’s estimate. Volume will be evenly spread over the year unless otherwise agreed between the parties.

Buyer shall provide to Seller a firm commitment Product volume nomination for the six-month period starting on the Effective Date and each subsequent six-month period during the Term. Estimated cargo size per vessel to be loaded will be 3,500 metric tons of P2O5 (5% MOLOO) included in Product.    Buyer will provide its six-month Product volume nomination for each subsequent six-month period during the Term at least thirty (30) days prior to the start of each such six-month period. Seller shall supply 100% of the volumes included in Buyer’s six-month nominations.

8.

Weighing – Sampling: Seller shall conduct weighing operations during the loading of the Product, at the Loading Port, in accordance with Seller’s usual procedures. Buyer may be present or represented, at its own costs, during such weighing operations. The result of the weighing operations, as performed by Seller, shall be determinative, final and binding on Buyer and Seller, for all purposes (absent manifest error). The Sampling shall be realized in accordance with the Section 5 of the General Terms and Conditions.

9.	Logistics Savings: Throughout the Term, Seller will coordinate with Buyer on logistical cost savings.

10.	Other Terms: The General Terms and Conditions attached hereto are incorporated herein and form part of this Contract.

IN WITNESS THEREOF, the Parties have executed and delivered this Contract as of the Effective Date.

EMAPHOS	INNOPHOS, INC.

/s/ Valérie Renard Authorized Signatory	/s/ Kim Ann Mink Signed

Name of Signatory: Valérie Renard	Name of Signatory: Kim Ann Mink

Title of Signatory: Commercial Director	Title of Signatory: President and CEO

/s/ Mohamed Belhoussain Authorized Signatory	Address: 259 Prospect Plains Road, Building A, Cranbury, NJ 08512

Name of Signatory: Mohamed Belhoussain Title of Signatory : Executive Vice President Commercial OCP Address: 2, Rue Al Abtal, Hay Erraha, 20200 Casablanca Morocco

General Terms and Conditions

1. SCOPE; NO MODIFICATIONS. These General Terms and Conditions apply to all purchases of Products by Buyer from Seller and may not be added to, modified, superseded or otherwise altered except by a written instrument signed by an authorized representative of Buyer and Seller. Each shipment received by Buyer from Seller shall be deemed to be only upon the terms and conditions set forth in this Contract, notwithstanding any different or additional terms and conditions that may be contained in any quotation, offer, acknowledgment, invoice or other document of Seller and notwithstanding Buyer’s acceptance of or payment for such shipment. The terms and conditions set forth in this Contract shall supersede and control over any terms and conditions in Seller’s documents, including Seller’s quotation or offer.

2. PRICES.

2.1	Unless otherwise agreed by the parties, the Price set forth in Section 4 of the Contract applies to one (1) MT of P2O5 included in Product meeting the Specifications.

2.2

If any Product does not meet the Specifications with respect to P2O5 concentration, then Buyer may, in its discretion, agree to accept the non-conforming Product, provided that Buyer and Seller agree to a mutually agreeable price adjustment.

3. PAYMENT TERMS. Payment terms are set forth in Section 6 of the Contract. Buyer may withhold any payment disputed in good faith and may reject any invoices related to the disputed supply.

4. DELIVERY; TIME OF THE ESSENCE. Delivery terms are set forth in Section 5 of this Contract. Time is of the essence with respect to delivery dates hereunder and the purchase orders. Seller shall notify Buyer immediately if timely delivery cannot be made, in which case Buyer may at its option, without liability, cancel the order, in whole or in part, and in addition to Buyer’s other rights and remedies, charge Seller a late fee. All deliveries shall be accompanied by a certificate of analysis for the applicable Product(s) and such other analytical, manufacturing and quality control information reasonably requested by Buyer and/or its customers. Seller will also provide Buyer with all information which will reasonably assist Buyer in the safe handling and use of all Products sold hereunder and in complying with any applicable reporting requirements.

5. SAMPLING.

5.1

Seller shall, in accordance with its usual procedures, draw and mix samples of the Product, during the weighing operations set forth in Section 8 of the Contract , to fill from the aggregate sample six (6) two-bottle containers (each two-bottle container being a “Sample”), each of which shall be sealed and stamped by Seller. Buyer may be present or represented, at its own costs, during the Sample drawing process. Seller shall, prior to or concurrently with shipment of Product, send one (1) Sample to Buyer by the Vessel’s mail or by postal mail or, if Buyer is present, provide such Sample to Buyer during the Sample drawing process. Seller shall use one (1) Sample to complete the analysis required by Section 5.2 of these General Terms and Conditions, and shall retain the remaining four (4) Samples for a period of ninety (90) days following the issuance of the bill of lading.

5.2.	As soon as practicable after a shipment, Buyer and Seller shall perform their own independent analyses of the compliance of the Product with the Specifications.

5.3

Any claim related to non-compliance with the Specifications shall be notified by Buyer, in writing, to Seller, no later than ninety (90) days following the delivery of the Product by the Seller according to the delivery terms in Section 5 of the Contract . Such notice shall include the results of Buyer’s independent analysis of the Sample. Upon receipt of Buyer’s notice, and in case of a disagreement over compliance of the Product, Seller shall send one (1) of the remaining Samples it has retained following the Sample drawing process to an independant referee laboratory duly designated by Seller, in writing, in order for such referee laboratory to conduct an independent analysis of the compliance of the Product with the Specifications.

5.4

The results of the analysis performed pursuant to Section 5.3 of these General Terms and Conditions shall be determinative, final and binding on Buyer and Seller, for all purposes. The costs of the referee laboratory analysis shall be borne by the Seller in the event the Product is determined to not comply with the Specifications or by the Buyer in the event the Product is determined to comply with the Specifications.

5.5

If no written notice on the disagreement described in Section 5.3 of these General Terms and Conditions is received by Seller within ninety (90) days following the delivery of the Product by the Seller according to the delivery terms set forth in Section 5 of the Contract, the results of Seller’s independent analysis of the Sample pursuant to Section 5.2 of these General Terms and Conditions shall be determinative, final and binding on the parties, for all purposes.

6. DUTIES, TAXES AND OTHER CHARGES

6.1.	Seller shall be responsible for the payment of any Moroccan taxes, charges or duties arising from the sale of the Product to Buyer according to the delivery term in Section 5 of the Contract.

6.2.

Buyer shall be responsible for the payment of all other fees, charges, dues, duties and taxes (including, without limitation, taxes on freight) arising from the sale of the Product to Buyer, that are due pursuant to any and all regulations in force relating to goods or services, or that are due on the Vessel carrying the Product pursuant to the said regulations, including dues, duties and taxes related to the import of the Product into the receiving country.

7. EXPORT AND IMPORT LICENSES

7.1.	Seller shall be responsible for obtaining any export license(s) which may be required.

7.2.	Buyer shall be responsible for obtaining any import license(s) which may be required.

8. WARRANTY. Seller hereby expressly warrants to Buyer that all Products delivered hereunder: (a) shall be of new and first quality material and free from defects; (b) shall conform to the specifications set forth in Exhibit A hereto (the “Specifications”); (c) shall comply with all applicable federal, state, local and international (limited to Europe and USA) laws, rules, regulations and orders, including without limitation those regarding the manufacture, sale, delivery and/or transportation of the Products (including food grade good manufacturing practice regulations); (d) are free and clear of all liens, security interests and other encumbrances of any kind or nature; and (e) do not, and their use by Buyer and its customers will not, infringe any patent, copyright, trademark, trade secret, confidentiality or other proprietary right of any third party. Products found to be defective within 90 days after receipt shall, at Buyer’s option, be replaced at no cost to Buyer or be returned to Seller at Seller’s expense (including transportation and handling costs) for full refund. As indicated in Section 2.2 of these General Terms and Conditions, Buyer may, in its discretion, choose to accept non-confirming Products with respect to P2O5 concentration in exchange for a price adjustment.

9. INDEMNIFICATION. Each Party (as applicable, the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party (the “Indemnified Party”), its directors, officers, employees, agents, successors and assigns from and against any and all direct losses, expenses, damages, claims, suits and liabilities (excluding incidental and consequential damages, court and arbitral tribunal costs and attorney’s fees) arising as a result of (a) any breach by the Indemnifying Party of any representations, warranties, covenants or other terms contained herein or (b) the negligence or willful misconduct of the Indemnifying Party.

10. NON-EXCLUSIVE ARRANGEMENT. Subject to Buyer’s compliance with any volume commitments noted in Section 7 of the Contract, nothing herein shall be deemed to prohibit Buyer from purchasing goods or procuring services of like quality and quantity of the Products from a party other than Seller.

11. INTELLECTUAL PROPERTY. Seller shall indemnify, hold harmless and defend Buyer from and against any and all losses, expenses, damages, claims, suits or liabilities based upon actual or alleged infringement of any patent, copyright, trademark, license or similar right resulting from the furnishing of the Products hereunder (except where any claimed infringement is due to Buyer’s design). In the event the Products are held to be infringing, Seller shall, at its own expense and at Buyer’s option, either procure for Buyer the right to continue using the Products or replace or modify them so that they become non-infringing, or refund in full the purchase price paid therefor by Buyer, provided that any replacement or modification shall be of equivalent quality and shall not affect the performance attained prior thereto by the Products or the plant in which the Products are utilized, installed or have been performed.

12. CONFIDENTIALITY; TITLE TO DRAWINGS AND SPECIFICATIONS. Each Party agrees to maintain the confidentiality of all confidential and/or proprietary information of the other Party that it receives or otherwise learns in connection with this Contract throughout the Term and for three years thereafter (and shall return or destroy any such written information upon the request of the other Party). Buyer shall at all times have title to all documents supplied or prepared by Buyer in connection with the furnishing of the Products hereunder. Each Party shall hold the confidential and/or proprietary information of the other Party in confidence and use the same only to the extent necessary for execution of this Contract. Neither Party shall release for publication any information concerning this Contract or any applicable purchase order, their existence, or the project for which it is given, except with the other Party’s prior written consent or as required by applicable law (including the rules of the U.S. Securities and Exchange Commission).

13. TERMINATION. Seller or Buyer may terminate any purchase order if the other Party breaches any provision of this Contract with respect to such purchase order within thirty (30) days of receipt of a written notice served by the affected party and describing, in reasonable details, the nature and circumstances giving rise to the alleged breach. Buyer or Seller may terminate this Contract in the event of the other Party’s bankruptcy or insolvency or if any proceeding is brought against such Party under the bankruptcy or insolvency laws. All warranties, indemnities and other terms that by their nature are intended to extend beyond termination of this Contract and/or any applicable order shall survive termination.

14. ENTIRE AGREEMENT. This Contract constitutes the entire agreement between Buyer and Seller concerning the subject matter hereof and supersede all prior agreement with respect thereto. No amendment, supplement, addition or modification of this Contract shall be effective or binding unless made in writing and signed by authorized representatives of each Party.

15. GOVERNING LAW. The Buyer and Seller agree that this Contract shall be deemed to have been executed in Morocco and that any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Contract shall be governed by and construed in accordance with the laws of England and Wales. The Parties disclaim the applicability of the United Nations Convention on Contracts for the International Sale of Goods.

16. DISPUTES.

16.1. The Parties hereto shall attempt in good faith to resolve any dispute arising out of or in connection with the Contract, including but not limited to, the existence, validity, cancellation or termination of the Contract, promptly by negotiation. If the parties are unable to reach a mutually acceptable resolution within forty-five (45) days following a written notice of such dispute, the parties hereby irrevocably agree to submit such dispute, at the request of either party, to arbitration according to the terms and conditions herein. Any dispute not settled through negotiation aboveshall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, as are in force and effect on the date of commencement of the arbitral proceedings, by three (3) arbitrators. Each party shall nominate one (1) independent arbitrator, and the third arbitrator, who will act as chairman, shall be appointed by the International Court of Arbitration (the “ICC Court”). The arbitrators shall determine the matters in dispute in accordance with English law. If a party fails to nominate an independent arbitrator, such appointment shall be made by the ICC Court. The place of the arbitration, and all associated meetings and hearings, shall be Paris, France, and the English language shall be used throughout the arbitral proceedings. Relevant documents in other languages shall be translated into English as the arbitrators so direct.

16.2.1 The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators. The award of the arbitrators shall be limited to monetary damages and shall not include special, consequential, incidental, indirect, exemplary or punitive damages of any kind. The decision of the arbitrators shall be final and binding and not subject to review by any court.

16.2.2 Judgment upon the award rendered may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or for an order for enforcement thereof.

16.2.3The arbitration award shall provide that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

17. RELATIONSHIP OF PARTIES. Buyer and Seller are and will always remain independent contracting parties with respect to each other, and nothing in this Contract will be construed to place the parties in the relationship of partners, joint ventures, fiduciaries or agents.

18. FORCE MAJEURE. Any delay or failure of either Buyer or Seller to perform its obligations hereunder shall be excused to the extent that it is caused by any event or occurrence beyond the reasonable control of the party and without its fault or negligence, for example: acts of God, actions by any governmental authority, fires, floods, windstorms, explosions, riots, natural disasters, wars, strikes or court injunction or order. During the period of such delay or failure to perform by Seller, the Parties shall provide the other Party with prompt written notice of such delay (including a description of the cause of the event or circumstance, an estimate of the duration of the delay and a statement regarding the remedial steps that are being undertaken to resume performance and Seller’s interim allocation plans, if any, for the supply or performance of the Products during the delay). If the delay lasts more than thirty (30) days or the Party impacted does not provide adequate assurance that the delay will cease within thirty (30) days, the other Party may immediately cancel this Contract (and any pending order) without liability.

19. Exclusions and Limitations on Liability

19.1. Buyer’s sole and exclusive remedy for any failure of the Product delivered to Buyer to conform with the Specifications shall be limited to the express remedies in Section 8 of these General Terms and Conditions. The express terms and conditions of the Contract shall apply in place of, and Buyer hereby waives and releases Seller from all warranties of any kind whatsoever, conditions of satisfactory quality, fitness for purpose, or correspondence with description and sample or any other warranty, terms, representations, statements, undertakings and obligations, whether expressed or implied or arising from the course of dealing or usage of trade, by statute, common law, custom or otherwise, all of which being excluded to the fullest extent permitted by law.

19.2. Notwithstanding anything to the contrary in the Contract, Seller’s total aggregate liability to Buyer for any breach of the Contract with respect to a shipment shall not exceed the aggregate Price paid or payable by Buyer to Seller for such shipment.

19.3. Neither party shall be liable to the other party for any loss of profit, loss of goodwill or loss of anticipated savings in each case whether direct, indirect or consequential, or any claims for special, consequential, incidental, indirect, exemplary or punitive damages of any kind and any interest, penalties, or costs associated with such losses or damages arising out of or in connection with the Contract regardless of the cause of action, and whether arising in contract, by statute, strict liability, or other tort (including negligence or breach of statutory duty), and whether arising out of the delay or non-delivery, quantity, quality or handling of the Product, or any other claim.

19.4. Notwithstanding the foregoing, any and all claims by Buyer against Seller with respect to the Product, whether arising in contract, tort (including negligence or breach of statutory duty), by statute, strict liability, misrepresentation, restitution or otherwise, shall be deemed waived unless made in writing and received by Seller no later than ninety (90) days following the delivery (per the delivery terms in Section 5 of the Contract) of the Product to which the claim is asserted.

19.5. For the avoidance of doubt, Sections 19.1, 19.2, 19.3 and 19.4 of these General Terms and Conditions shall not apply to Buyer’s liability under Section 9 of these General Terms and Conditions.

19.6. Nothing in this Section 19 shall limit or exclude a party’s liability for gross negligence, willful misconduct or fraud.

20. WAIVER. Subject to Section 19.4 of these General Terms and Conditions, no delay or omission by any party to the Contract in exercising any right, power or remedy provided by law or under the Contract shall (i) affect that right, power or remedy; or (ii) operate as a waiver of it. The single or partial exercise of any right, power or remedy provided by law or under the Contract shall not preclude any other or further exercise of it, or the exercise of any other right, power or remedy. The rights, powers and remedies provided in the Contract are cumulative and not exclusive of any rights, powers and remedies provided by law.

21. CUMULATIVE REMEDIES. No remedy conferred to Buyer or Seller by any provision of this Contract is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given in this Contract or existing at law or in equity, by statute or otherwise.

22. ASSIGNMENT; SEVERABILITY. Neither this Contract nor any right or obligation hereunder may be assigned by a Party without the prior written consent of the other Party. Subject to the foregoing, this Contract shall inure to the benefit of and be binding upon the trustees, successors and allowable assigns of the Parties. Any attempted assignment, sublicense or transfer by a Party in violation of these terms shall be null and void. If any Section of this Contract, or any part thereof, is determined to be invalid or illegal by any court or administrative agency of competent jurisdiction, then that part shall be limited or curtailed to the extent necessary to make such Section, or part thereof, valid, and all other remaining terms and conditions of this Contract shall remain in full force and effect.

[End of General Terms and Conditions]